Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Steinway Musical Instruments Holdings, Inc. on Form S-1 as amended of our report dated March 28, 2022 on the consolidated financial statements of Steinway Musical Instruments Holdings, Inc. and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

Livingston, New Jersey

May 13, 2022